EXHIBIT 10(iv)








                              Grant B. Spellmeyer

                         Executive Severance Agreement

                        Chorus Communications Group, Ltd.

                                  JULY 9, 1999

                               TABLE OF CONTENTS



Article 1. Definitions                                                    2
        1.1   Definitions                                                 2

Article 2.  Severance Benefits                                            5
        2.1  Right to Severance Benefits                                  5
        2.2  Qualifying Termination                                       6
        2.3  Description of Severance Benefits                            6
        2.4  Termination for Total and Permanent Disability               7
        2.5  Termination for Retirement or Death                          7
        2.6  Termination for Cause or by the Executive Other
             Than for Good Reason                                         7
        2.7  Notice of Termination                                        7

Article 3.  Form and Timing of Severance Benefits                         7
        3.1  Form and Timing of Severance Benefits                        7
        3.2  Withholding of Taxes                                         7

Article 4.  Tax Indemnity                                                 7
        4.1  Determination of Termination Payment Limit                   7
        4.2  Procedure for Establishing Limitation on Termination Payment 8
        4.3  Subsequent Imposition of Excise Tax                          8
        4.4  Legal Action Regarding Amount of Total Payments              8

Article 5.  The Company's Payment Obligation                              9
        5.1  Payment Obligations Absolute                                 9
        5.2  Contractual Rights to Benefits                               9

Article 6. Term of Agreement                                              10
        6.1  Term of Agreement                                            10

Article 7. Payment of Legal Fees                                          10
        7.1  Payment of Legal Fees                                        10

Article 8.  Successors                                                    10
        8.1  Successors                                                   10

Article 9.  Miscellaneous                                                 11
        9.1  Employment Status                                            11
        9.2  Beneficiaries                                                11
        9.3  Entire Agreement                                             11
        9.4  Gender and Number                                            11
        9.5  Severability                                                 11
        9.6  Modification                                                 11
        9.7  Applicable Law                                               12

                       Chorus Communications Group, Ltd.
                          Executive Severance Agreement


THIS AGREEMENT is made and entered into as of this 9th day of July, 1999, by and between Chorus Communications Group, Ltd., a Wisconsin corporation (hereinafter referred to as the "Company") and Grant B. Spellmeyer (hereinafter referred to as the "Executive").

                                   WITNESSETH:

WHEREAS, the Board of Directors of the Company has approved the Company entering into severance agreements with certain key executives of the Company; and

WHEREAS, the Executive is a key executive of the Company; and

WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon his advise, if it requests it, as to the best interests of the Company and its shareholders without concern that he might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and

WHEREAS, should the possibility of a Change in Control arise, in addition to the Executive's regular duties, he may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

WHEREAS, the Executive and the Company desire that the terms of this Agreement shall completely replace and supersede the provisions set forth in any employment agreement entered into by the Executive and the Company regarding the Executive's entitlement to payments and benefits following a Change in Control of the Company, but desire that the remaining provisions of any such employment agreement shall remain binding.

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advise and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows.

                             Article 1. Definitions

1.1 Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)   "Agreement" means this Executive Severance Agreement.

(b) "Base Salary" means the salary of record paid to the Executive as annual salary whether or not deferred, excluding amounts received under incentive or other bonus plans.

(c) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d) "Beneficiary" means the person or entities designated or deemed designated by the Executive pursuant to Section 9.2 herein.

(e) "Board" means the Board of Directors of the Company or any committee formed by or appointed by the Board to administer this Agreement.

(f) "Cause" shall be determined by the Board, in exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:
     (1) The willful and continued failure by the Executive to substantially perform his duties (other than any such failure resulting from the Executive's Disability), after a written demand for substantial performance is delivered by the Board to the Executive that specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within 30 calendar days of receiving such notice;

     (2) The Executive's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony substantially related to the circumstances of the Executive's duties; or

     (3) The willful engaging by the Executive in misconduct materially and demonstrably injurious to the Company, as determined by the Board. However, no act or failure to act, on the Executive's part shall be considered willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(g) "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied, including, but not limited to, signing of documents by all parties and approval by all regulatory agencies, if required:

     (1) Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

     (2) During any two consecutive years, after execution of this Agreement, individuals who at the beginning of the two-year period constitute the Board, cease for any reason to constitute a majority of the Board; however, a Change in Control shall not occur pursuant to this provision if a new Director is approved by a vote of at least two-thirds of the Directors serving on the Board and these Directors either were Directors at the beginning of the two-year period or whose election or nomination for election was so approved; or

     (3) The stockholders of the Company approve: (a) a plan of complete liquidation of the Company; or (b) an agreement of the sale or disposition of all or substantially all the Company's assets; or (c) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after or within one year following such merger, consolidation, or reorganization.

          However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change-in-Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group [except for: (i) passive ownership of less than 3% of the stock of the purchasing company; or (ii) ownership of equity in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors].

(h) "Code" means the United Stated Internal Revenue Code of 1986, as amended.

(i) "Company" means Chorus Communications Group, Ltd., a Wisconsin corporation (including any and all subsidiaries), or any successor thereto as provided in Article 8 herein.

(j) "Disability" means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Board in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advise from one or more individuals, selected by the Board, who are qualified to give professional medical advice.

(k) "Effective Date" means the date this Agreement is approved by the Board, or such other date as the Board shall designate in its resolution approving this Agreement.

(l) "Effective Date of Termination" means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

(m) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

(n) "Executive" means the individual entering into this Agreement with the Company, evidenced by his signature on Page 12 of the Agreement.

(o) "Good Reason" means, without the Executive's express written consent, the occurrence within three years after a Change in Control of the Company of any one or more of the following:

     (1) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, titles, reporting requirements, and a material reduction in the Executive's support staff) as an officer of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect as of ninety (90) days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

     (2) The Company's requiring the Executive to permanently relocate outside of Dane County Wisconsin, unless the Executive consents to such a relocation;

     (3) A reduction by the Company of the Executive's Base Salary as in effect on the Effective date, or as the same shall be increased from time to time;

     (4) The failure of the Company to continue in effect any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates, or the failure by the Company to continue the Executive's participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other Company Employees participating in such plans, policies, practices, or arrangements, as existed immediately prior to the Change in Control of the Company;

     (5) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Article 8 herein; or

     (6) Any purported termination by the Company of the Executive's employment that is not affected pursuant to a Notice of Termination satisfying the requirements of Section 2.7 below.

          The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.

          The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.

(p)   "Person" shall have the meaning ascribed to such term in
Section 3(a)(9) of the Exchange Act and used in sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

(q)   "Qualifying Termination" means any of the events described in
Section 2.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(r) "Severance Benefits" means the payment of severance compensation as provided in Section 2.3 herein.

                          Article 2. Severance Benefits

     2.1 Right to Severance Benefits. The Executive shall be entitled to receive, from the Company, Severance Benefits as described in section 2.3 herein, if there has been a Change in Control of the Company and if, within 36 calendar months thereafter, the Executive's employment with the Company shall end for any reason specified in Section 2.2 herein as being a qualifying Termination.

     The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability, normal or early retirement (as defined under the then established rules of the Company's tax-qualified retirement plan), or due to a voluntary termination of employment by the Executive without Good Reason.

     2.2 Qualifying Termination. The occurrence of any one or more of the following events within 36 calendar months after a Change in Control of the Company shall trigger the payment of severance benefits to the Executive under this Agreement:

     (a) A termination of the Executive's employment with the Company for reasons other than one of the following: death, Disability, normal or early retirement (as such term is defined under the then established rules of the Company's tax-qualified retirement plan), a voluntary termination of employment by the Executive without Good Reason, or termination of the Executive's employment by the Company for Cause;

     (b) A successor company fails or refuses to assume the Company's obligations under this Agreement, as required in Article 8 herein; or

     (c) The Company or any successor company breaches any of the provisions of this Agreement.

     2.3 Description of Severance. Benefits In the event that the Executive becomes entitled to receive severance Benefits, as provided in sections 2.1 and
2.2 herein, and subject to the limits set forth in Article 4 herein, the Company shall pay to the Executive and provide him with the following:

     (a) An amount equal to 2.99 times the higher of the rate of the Executive's annual Base Salary in effect at the Effective Date of Termination or the date a Change in Control is deemed to have occurred;

     (b) An amount equal to 2.99 times the Executive's average annual bonus earned over the last five years prior to the Change in Control or number of years of employment with the Company, if the Executive has been employed by the Company for less than five years;

     (c) A continuation of all benefits pursuant to any and all employee welfare benefit plans under with the Executive and/or the Executive's family is eligible to receive benefits and/or coverage as of the effective date of the Change in Control, including, but not limited to, group life insurance, hospitalization, disability, medical, and dental. These benefits shall be provided by the Company to the Executive immediately upon the Effective Date of Termination and shall continue to be provided for three full calendar years from the Effective Date of termination. Such benefits shall be provided to the Executive at the same coverage level, as in effect as of the Executive's Effective Date of Termination. The cost to the company shall remain at the level as in effect as of the Executive's Effective Date of Termination. The Executive will pay any cost in excess of this amount.

     The employee welfare benefits described in this subsection 2.3(c) shall continue for three full years following the Effective Date of Termination; provided, however, that such benefits shall be discontinued prior to the end of the three-year period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined by the Board.

     2.4 Termination for Total and Permanent Disability. Following a Change in Control of the Company, if the Executive's employment is terminated due to Disability, the Executive shall receive his Base Salary through the Effective Date of Termination, at which point in time the Executive's benefits shall be determined in accordance with the Company's retirement, insurance, and other applicable plans and programs then in effect, and the Company shall have no further obligations to the Executive under this Agreement.

     2.5 Termination for Retirement or Death. Following a Change in Control of the Company, if the Executive's employment is terminated by reason of his normal or early retirement (as defined under the then established rules of the Company's tax-qualified retirement plan), or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect, and the Company shall have no further obligations to the Executive under this Agreement.

     2.6 Termination for Cause or by the Executive Other Than for Good Reason Following a Change in Control of the Company, if the Executive's employment is terminated either (i) by the Company for Cause; or (ii) by the Executive other than for Good Reason, the Company shall pay the Executive his full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

     2.7 Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision to indicated.

            Article 3. Form and Timing of Severance Benefits Article

     3.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.3(a), 2.3(b) and 2.3(c) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond 30 days from such date.

     3.2 Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, local, or other taxes as legally shall be required.

                            Article 4. Tax Indemnity

     4.1 Determination of Termination Payment Limit. Notwithstanding any other provisions of this Agreement, if any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate "Total Payments") would constitute an "excess parachute payment", then the payments to be made to the Executive under this Agreement shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be one dollar less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by section 4999 of the Code, or which the Company may pay without loss of deduction under Section 280G(a) of the Code.

     However, the payments to be made to the Executive under this Agreement shall be reduced if and only if so reducing the payments results in the Executive receiving a greater net benefit than he would have received had a reduction not occurred and an excise tax been paid by the Executive pursuant to Code Section 4999.

     For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in section 280G of the Code, and such parachute payments shall be valued as provided therein.

     4.2 Procedure for Establishing Limitation on Termination Payment. Within 60 days following delivery of the Notice of Termination (as described in section
2.7 herein) or notice by the Company to the Executive of its belief that there is a payment of benefit due the Executive which would result in an "excess parachute payment" as defined in section 280G of the Code, the Executive and the Company, at the Company's expense, shall obtain the opinion of such legal counsel, which need not be unqualified, as the Company may choose, which sets forth: (a) the amount of the Executive's "annualized includable compensation for the base period" (as defined in Code Section 280G(d)(1)); (b) the present value of the Total Payments; and (c) the amount and present value of any "excess parachute payment". The opinion of such legal counsel shall be supported by the opinion of a certified public accounting firm and, if necessary, a firm of recognized executive compensation consultants. Such opinion shall be binding upon the Company and the Executive.



     In the event that such opinion determines that there would be an "excess parachute payment", the Severance Benefits hereunder or any other payment determined by such counsel to be includable in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within 30 days of his receipt of such opinion, or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the basis of calculations set forth in such opinion, there will be no "excess parachute payment".

     The provisions of this Section 4.2, including the calculations, notices and opinion provided for therein shall be based upon the conclusive presumption that: (a) the compensation and benefits provided for in Section 2.3 herein;
and (b) any other compensation earned prior to the Effective Date of Termination by the Executive pursuant to the Company's compensation programs
(if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control), are reasonable.

     4.3 Subsequent Imposition of Excise Tax. If, notwithstanding compliance with the provisions of Sections 4.1 and 4.2 herein, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue service that any portion of the Total Payments is considered to be an "excess parachute payment", subject to excise tax under Section 4999 of the Code, which was not contemplated to be a "parachute payment" at the time of payment (so as to accurately determine whether a limitation should have been applied to the Total Payments to maximize the net benefit to the Executive, as provided in section
4.1 hereof), the Executive shall be entitled to receive a lump sum cash payment sufficient to place the Executive in the same net after-tax position that the Executive would have been in had such payment not been subject to such excise tax, and had the Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax.

     4.4 Legal Action Regarding Amount of Total Payments. If the Company pays to the Executive more than the amount determined in accordance with the provisions of Sections 4.1 and 4.2 herein, whether by way of court order, settlement of threatened legal proceedings, or demand of the Executive, and such amount is thereafter determined to be an "excess parachute payment" subject to excise tax under Section 4999 of the Code, then in that event, notwithstanding
Section 4.3 to the contrary, the Company shall have no obligation for any further reimbursement or compensation to the Executive under any provisions of this Agreement.

                  Article 5. The Company's Payment Obligation

     5.1 Payment Obligations Absolute. The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 2.3(c) herein.

     5.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

                          Article 6. Term of Agreement

     6.1 Term of Agreement. This Agreement will commence on the Effective Date and shall continue in effect for three full calendar years, the last day of which shall be the "Expiration Date." However, at the end of such three-year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one additional year, unless the Board delivers written notice one year prior to the end of such term, or extended term, to the Executive, that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

     However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (1)
36 months beyond the month in which such Change in Control occurred; or (2) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

                        Article 7. Payment of Legal Fees

     7.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement, so long as the ultimate resolution of such litigation is in favor of the Executive.

                             Article 8. Successors

     8.1 Successors. Unless the Stockholders of the Company continue to represent at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after or within one year following a merger, consolidation, or reorganization, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had take place. The Company shall secure written evidence of such assumption upon receipt of written request of Executive. Failure of the Company to obtain such assumption and agreement shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

     This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

                            Article 9. Miscellaneous

     9.1 Employment Status. The Executive and the Company acknowledge that, except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law. Upon a termination of the Executive's employment prior to the effective date of a Change in Control, there shall be no further rights under this Agreement; provided, however, that if such an employment termination shall arise in connection with, or in anticipation of, a Change in Control, then the Executive's rights shall be the same as if the termination had occurred within three years following a Change in Control.

     9.2 Beneficiaries. The Executive may designate one or more persons or entitles as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board. The Executive may make or change such designation at any time.

     9.3 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

     9.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

     9.5 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     9.6 Modification. No provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Board, or by the respective parties' legal representatives and successors.

     9.7 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Wisconsin shall be controlling law in all matters relating to this Agreement.

CHORUS COMMUNICATIONS               EXECUTIVE
GROUP, LTD.



BY:   /s/Dean W. Voeks              /s/Grant B. Spellmeyer
Dean W. Voeks, CEO/President        Grant B. Spellmeyer



Attest: /s/ Howard Hopeman
        Howard Hopeman, Executive Vice President